TO: FROM: DATE: RE:	All members of the Board of Directors and Executive Officers of Encore Medical Corporation
Harry L. Zimmerman
December 1, 2005
Important Notice of Special Trading Restrictions During 401(k) Blackout Period

Encore Medical Corporation (“Encore”) is in the process of merging the Encore Medical Corporation 401(k) Profit Sharing Plan (the “Plan”) and the Empi Inc. 401(k) Plan (collectively, the “Plans”). Encore is also in the process of transferring the recordkeeping services for the Plans from Wells Fargo Institutional Trust and Prudential Bank and Trust, FSB to Schwab Retirement Plan Services, Inc. The new plan will no longer offer the Encore Medical Corporation Common Stock fund as an investment option in the future, but participants’ existing investments in Encore common stock will remain intact. To accomplish this transition, there will be a period (the “blackout period”) during which participants in the Plan will be unable to obtain a loan or distribution from the Plan, change existing investment elections or execute a fund transfer.

This notice is to inform you that you will be subject to special trading restrictions during the blackout period, which will begin on January 2, 2006, and end during the week of January 15, 2006. Encore will notify you and all participants in the Plan when the blackout period has ended.

On November 30, 2005, Encore notified the Plan participants of the blackout period beginning on January 2, 2006. The November 30th notice to Plan participants rescinded the notice Encore sent to the participants of the Plan on October 31, 2005, which stated that the original blackout period was to have begun on December 28, 2005 and end the week of January 8, 2006. Encore changed the blackout period dates in order to permit participants in the Plan to have their final 401(k) contribution of the year made into the Plan prior to the blackout period, which would not have been possible under the original blackout period due to issues with the timing of payroll process. This would therefore permit participants in the Plan who wish to purchase Encore common stock through the Plan (an option that will not be available to them after January 1, 2006) to do so through the end of the year and to ensure a proper and effective transfer of the assets to Schwab Retirement Plan Services, Inc.

During the blackout period, and in accordance with the Securities and Exchange Commission’s Regulation BTR adopted pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, as directors and executive officers (including principal financial and accounting officers) of Encore, you are prohibited from directly or indirectly acquiring or disposing of Encore common stock, par value $0.001, during the blackout period if you acquired the stock in connection with your service or employment. The securities covered by this trading restriction includes any Encore common stock that was acquired as a result of exercising a stock option that was received in connection with your employment with Encore or as a result of serving on the Board. Although this trading restriction is subject to certain exceptions, given the complexity of the rule and the short duration of the blackout period, you should avoid transactions involving Encore common stock during the blackout period, or contact me to discuss the exceptions.

If you have any questions concerning this notice or the blackout period, please contact me, Harry L. Zimmerman, at Encore Medical Corporation, 9800 Metric Boulevard, Austin, Texas 78758, 512-834-6208 (Office), 512-834-6310 (Fax), or Harry_Zimmerman@encoremed.com. During the blackout period, you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting me.